NOTICE OF MEETING

The Annual and Special Meeting (the “Meeting”) of the holders of the common shares (the “Shareholders”) of Agrium Inc. (the “Corporation”) will be held on Wednesday, May 12, 2010 at the principal office of the Corporation, Agrium Place, Main Floor Rotunda, 13131 Lake Fraser Drive S.E., Calgary, Alberta at 11:00 a.m. (Calgary time) to:

1.	receive and consider our 2009 audited consolidated financial statements and the auditors’ report thereon;

2.	elect directors;

3.	appoint auditors for 2010;

4.	consider and, if thought fit, approve a resolution (the full text of which is set out under the heading “Matters to be Acted Upon at the Meeting – Amended and Restated Shareholder Rights Plan” in the accompanying management proxy circular) to approve the Corporation’s Amended and Restated Shareholder Rights Plan, the terms and conditions of which are summarized in Schedule “F” – Summary of 2010 Rights Plan to the accompanying management proxy circular;

5.	consider and, if thought fit, approve, on a non-binding, advisory basis, a resolution (the full text of which is set out under the heading “Matters to be Acted Upon at the Meeting – Advisory Vote on Executive Compensation” in the accompanying management proxy circular) to accept the Corporation’s approach to executive compensation; and

6.	transact such other business as may properly be brought before the Meeting or any adjournment.

Only Shareholders of record at the close of business on March 23, 2010 are entitled to receive notice of and to vote at the Meeting or any adjournment.

Forms of proxy must be returned to CIBC Mellon Trust Company at the address shown on the enclosed envelope so that they arrive not less than 48 hours (excluding Saturdays, Sundays and holidays) before the Meeting or any adjournment. Non-registered Shareholders should follow the instructions on the voting instruction form or other form of proxy provided by their intermediaries with respect to the procedures to be followed for voting. For more information about registered Shareholders and non-registered Shareholders, please see the section entitled “Voting Matters” in the accompanying management proxy circular.

By Order of the Board of Directors

Gary J. Daniel
Corporate Secretary

March 23, 2010